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                         INVESTMENT ADVISORY AGREEMENT



         AGREEMENT made as of this 1st day of August, 1996, between VANGUARD WINDSOR FUNDS, INC., a Maryland corporation (the "Company"), and WELLINGTON MANAGEMENT COMPANY, a Massachusetts Corporation ("WMC").

         WHEREAS, the Company is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Company desires to retain WMC to render investment advisory services to that series of the Company known as "Windsor Fund", and WMC is willing to render such Services;

         N0W, THEREFORE, this Agreement

                               W I T N E S S E T H :

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

         1. Appointment of WMC. The Company hereby employs WMC as investment adviser, on the terms and conditions set forth herein. WMC accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

         2. Duties of WMC. The Company employs WMC to manage the investment and reinvestment of the assets of the Windsor Fund, to continuously review, supervise and administer an investment program of Windsor Fund, to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested, to provide the Company with records concerning the activities of WMC which the Company is required to maintain, and to render regular reports to the Company's officers and Board of Directors concerning the discharge of the foregoing responsibilities. WMC shall discharge the foregoing responsibilities subect to the control of the officers and the Board of Directors of the Company, and in compliance with the objectives, policies and limitations set forth in Windsor Fund's prospectus and appicable laws and regulations. WMC agrees to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein:

         3. Securities Transactions. WMC authorized to select the brokers or dealers that will execute the purchases and sales of securities for Windsor Fund, and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein. Subject to policies established by the Board of Directors of the Company, WMC may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if WMC determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or overall responsibilities of WMC with respect to the Company and other Funds in the same Fund Group.



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The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise.
WMC will promptly communicate to the officers and Directors of the Company such information relating to portfolio transactions as they may reasonably request.

         4. Compensation of WMC. For the services to be rendered by WMC as provided in this Agreement, the Company shall pay to WMC at the end of each of the Company's fiscal quarters, a Basic Fee calculated by applying a quarterly rate, based on the following annual percentage rates, to the average month-end net assets of Windsor Fund for the quarter:

                    .125% on the first $17.5 billion of net assets; .100% on the net assets in excess of $17.5 billion.

         The Basic Fee, as provided above, shall be increased or decreased by applying all incentive/penalty fee adjustment based on the investment performance of Windsor Fund relative to the investment performance of the Standard & Poor's 500 Composite Stock Price Index (the "Index").

         The following table sets forth the adjustment factors to the base advisory fee payable by the Company to WMC under this investment advisory agreement:

For the first $17.5 billion of assets;

           Cumulative 36-Month                      Performance Fee
           Performance versus the Index               Adjustment*
           ----------------------------               -----------

           Less than -12%                              -0.67 x Basic Fee
           Between -12% and -6%                        -0.33 x Basic Fee
           Between -6% and 6%                           0.00 x Basic Fee
           Between 6% and 12%                          +0.33 x Basic Fee
           More than 12%                               +0.67 x Basic Fee

For assets over $17.5 billion;

           Less than -12%                              -0.90 x Basic Fee
           Between -12% and -6%                        -0.45 x Basic Fee
           Between -6% and 6%                           0.00 x Basic Fee
           Between 6% and 12%                          +0.45 x Basic Fee
           More than 12%                               +0.90 x Basic Fee

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*For purposes of this calculation, the basic fee is calculated by applying the quarterly rate against average assets over the 36-month period.

         Under the rules of the Securities and Exchange Commission, the new incentive/penalty fee will not be fully operable until the quarter ending July 31, 1999. Until that date, a "blended" fee rate consisting of varying percentages of (i) the performance adjustment based on the schedule set forth above (the "new rate"), and (ii) the performance adjustment based on the


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schedule set forth in Windsor Fund's previous investment advisory agreement with the WMC(1) (the "previous rate") shall be used as follows:

         1. Quarter Ending October 31, 1996. The incentive/penalty fee shall be calculated as the sum of 8.3% (e.g., one of 12 quarters) of the fee payable under the new rate plus 91.7% (e.g., 11 of 12 quarters) of the fee payable under the previous rate.

         2. Quarter Ending January 31, 1997. The incentive/penalty fee shall be calculated as the sum of 16.7% of the fee payable under the new rate plus 83.3% of the fee payable under the previous rate.

         3. Quarter Ending April 30, 1997. The incentive/penalty fee shall be calculated as the sum of 25% of the fee payable under the new rate plus 75% of the fee payable under the previous rate.

         4. Quarter Ending July 31, 1997. The incentive/penalty fee shall be calculated as the sum of 33% of the fee payable under the new rate plus 67% of the fee payable under the previous rate.

         5. Quarter Ending October 31, 1997. The incentive/penalty fee shall be calculated as the sum of 41.6% of the fee payable under the new rate plus 58.4% of the fee payable under the previous rate.

         6. Quarter Ending January 31, 1998. The incentive/penalty fee shall be calculated as the sum of 50% of the fee payable under the new rate plus 50% of the fee payable under the previous rate.

         7. Quarter Ending April 30, 1998. The incentive/penalty fee shall be calculated as the sum of 58.4% of the fee payable under the new rate plus 41.6% of the fee payable under the previous rate.

         8. Quarter Ending July 31, 1998. The incentive/penalty fee shall be calculated as the sum of 67% of the fee payable under the new rate plus 33% of the fee payable under the previous rate.

         9. Quarter Ending October 31, 1998. The incentive/penalty fee shall be calculated as the sum of 75% of the fee payable under the new rate and 25% of the fee payable under the previous rate.

         10. Quarter Ending January 31, 1999. The incentive/penalty fee shall be calculated as the sum of 83.3% of the fee payable under the new rate plus 16.7% of the fee payable under the previous rate.

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(1) The previous incentive/penalty fee structure provided that the Basic Fee be increased or decreased by an amount equal to .05% per annum (.0125 per quarter) of the average month-end assets if the Fund's investment performance for the 36 months preceding the end of the quarter was between 6 and 12 percentage points above or below, respectively, the investment record of the Standard & Poor's 500 Composite Stock Index (the "Index") and .10% per annum (.025 per quarter) of the average month-end assets of the Fund if the Fund's investment performance for the 36 months preceding the end of the quarter was twelve percentage points or more above or below, respectively, the investment record of the Index.

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         11. Quarter Ending April 30, 1999. The incentive/penalty fee shall be calculated as the sum of 91.7% of the fee payable under the new rate plus 8.3% of the fee payable under the previous rate.

         12. Quarter Ending July 31, 1999. New rate fully operable.

         The Investment performance of Windsor Fund for such period, expressed as a percentage of the Fund's net assct value per share at the beginning of such period, shall be the sum of: (i) the change in Windsor Fund's net asset value per share during such period; (ii) the value of Widsor Fund's cash distributions per share having an ex-dividen date occurring within such period; and (iii) the per share amount of capital gains taxes paid or accrued during such period by Windsor Fund for undistributed realized long-term capital gains. The foregoing notwithstanding, any computation of the investment performance of Windsor Fund and the investment record of the Index shall be in accordance with any then applicable rules of the Securities and Exchange Commission.

         The investment record of the Index for any period, expressed as a percentage of the Index at the beginning of such period, shall be the sum of
(i) the change in the level of the Index during such period and (ii) the value, computed consistently with the Index, of cash distributions having an ex-dividend date occurring within such period made by companies whose securities comprise the Index. For this purpose cash distributions on the securities which comprise the Index shall be treated as reinvested in the Index at least as frequently as the end of each calendar quarter following the payment of the dividend.

         For the purpose of determining the fee adjustment for investment performance, as described above, the net assets of Windsor Fund shall be averaged over the same period as the investment performance of Windsor Fund and the investment record of the Index are computed.

         In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

         5. Reports. The Company and WMC agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

         6. Status of WMC. The services of WMC to Windsor Fund are not to be deemed exclusive, and WMC shall be free to render similar services to others so long as its services to Windsor Fund are not impaired thereby. WMC shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company or Windsor Fund in any way or otherwise be deemed an agent of the Company or Windsor Fund.

         7. Liability of WMC. No provision of this Agreement shall be deemed to protect WMC against any liability to the Company or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

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         8. Duration and Termination. This Agreement shall become effective on
August 1, 1996, and shall continue in effect until July 31, 1998, and thereafter, only so long as such continuance is approved at least annually by votes of the Company's Board of Directors, including the votes of a majority of the Directors who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of Windsor Fund; in such event, such continuance shall be effected only if approvcd by the affirmative vote of a majority of the outstanding voting securities of Windsor Fund.


         Provided, however, that (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Directors of the Company or by vote of a majority of the outstanding voting securities of Windsor Fund, on sixty days' written notice to WMC, (ii) this Agreement shall automatically terminate in the event of its assignment, and
(iii) this Agreement may be terminated by WMC on ninety days' written notice to the Company. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

         As used in this Section 8, the terms "assignment", "interested persons", a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and
Section 2(a)(42) of the Investment Company Act of 1940.

         9. Severability. If any provision of this Agreement shall he held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         10. Proxy Policy. With regard to the solicitation of shareholder votes, Windsor Fund shall vote the shares of all Portfolio securities held by Windsor Fund.

         In Witness Whereof, the parties hereto have caused this Agreement to be executed this 1st day of August, 1996.


ATTEST:                                            VANGUARD WINDSOR FUNDS, INC.




By  XXXXXXXXXX                                     By XXXXXXXXX
    -----------------                                 --------------
      Secretary                                        President



ATTEST:                                            WELLINGTON MANAGEMENT COMPANY

By  XXXXXXXXXX                                     By XXXXXXXXX
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